                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  2 )*
                                         ---

                      PIA Merchandising Services, Inc.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
                     ----------------------------------
                       (Title of Class of Securities)

                               693360 10 9
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on following page(s))


                             Page 1 of 9 Pages

CUSIP No. 693360 10 9               13G                 Page  2  of 9 Pages
          -----------                                        ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     RMV/PIA, a California Limited partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,637,151
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,637,151
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,637,151
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     27.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 693360 10 9               13G                 Page  3  of 9 Pages
          -----------                                        ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Riordan, Lewis & Haden
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,637,151
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,637,151
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,637,151
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     27.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 693360 10 9               13G                 Page  4  of 9 Pages
          -----------                                        ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     J. Christopher Lewis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       4,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,637,151
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    4,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,637,151
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,641,151
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     27.4
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 693360 10 9               13G                 Page  5  of 9 Pages
          -----------                                        ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Patrick C. Haden
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       4,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,637,151
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    4,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,637,151
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,641,151
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     27.4
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                           Page  6  of 9 Pages
                                                                ---   ---

ITEM 1. (A)   NAME OF ISSUER
              PIA Merchandising Services, Inc.
              -----------------------------------------------------------------

ITEM 1. (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              19900 MacArthur Boulevard, Suite 900, Irvine, California  92718
              -----------------------------------------------------------------

ITEM 2. (A)   NAME OF PERSON(S) FILING
              The persons filing this Schedule 13G are RVM/PIA, a California limited partnership, Riordan, Lewis & Haden, J. Christopher Lewis and Patrick C. Haden (collectively, the "Filing Persons").
              -----------------------------------------------------------------

ITEM 2. (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
              300 S. Grand Ave., 29th Floor, Los Angeles, California  90071
              -----------------------------------------------------------------

ITEM 2. (C)   CITIZENSHIP
              The responses of the Filing Persons to Item 4 of the cover pages to this Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.
              -----------------------------------------------------------------

ITEM 2. (D)   TITLE OF CLASS OF SECURITIES
              This filing is made in regard to Common Stock, $.01 par value per share, of PIA Merchandising Services, Inc. (the "Common
              Stock").
              -----------------------------------------------------------------

ITEM 2. (E)   CUSIP NUMBER
              693360 10 9
              -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                           Page  7  of 9 Pages
                                                                ---   ---

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        The responses of the Filing Persons to Item 9 of the cover pages that relate to the aggregate amount beneficially owned by each Filing
        Person are herein incorporated by reference.
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        The percentage of Common Stock beneficially owned by the Filing
        Persons is 27.4%.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:
        The responses of the Filing Persons to Items 5 through 8 of the cover pages that relate to the number of shares beneficially owned by each Filing Person are herein incorporated by reference.

          (i) sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.
-------------------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(k). The identity of each member of the group is stated in Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 12, 1999, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G.
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.
-------------------------------------------------------------------------------

CUSIP No. 693360 10 9               13G                 Page  8  of 9 Pages
          -----------                                        ---   ---

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the oridinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1999
                                       -----------------------------------------
                                       (Date)
                                       RVM/PIA, a California limited partnership

                                       By:  Riordan, Lewis & Haden
                                       Its: General Partner

                                       By:  /s/ J. Christopher Lewis
                                            ------------------------------------
                                            J. Christopher Lewis
                                            General Partner

                                       /s/ J. Christopher Lewis
                                       -----------------------------------------
                                       J. Christopher Lewis

                                       /s/ Patrick C. Haden
                                       -----------------------------------------
                                       Patrick C. Haden

                                 EXHIBIT INDEX

Exhibit
Number                      Description
------                      -----------
   1       Identification of Members of the Group

   2       Joint Reporting Agreement dated February 11, 1999



                              Page 9 of 9 pages